UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2013

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(d) On April 18, 2013, Zalicus Inc. (the "Company") received notification from the NASDAQ Listing Qualifications Department of the NASDAQ Stock Market ("NASDAQ") that the Company's application to list its common stock on The NASDAQ Capital Market has been approved, and that the Company's securities will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market at the opening of trading on The NASDAQ Capital Market on April 23, 2013. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market. All companies whose securities are listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards. The Company's common stock will continue to trade under the symbol "ZLCS".

As previously announced, on October 22, 2012, the Company received a deficiency notice from NASDAQ advising the Company that the closing bid price of its common stock had been less than $1.00 per share for more than 30 consecutive business days. Under NASDAQ rules, the Company had 180 days, or until April 22, 2013, to regain compliance by maintaining a minimum closing bid price of at least $1.00 for at least ten consecutive business days. Since the Company would not be able to maintain the minimum closing bid price for at least ten consecutive business days by April 22, 2013, the Company voluntarily applied to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. In connection with the transfer of the listing of the Company's common stock to the NASDAQ Capital Market, the Company expects to be granted an additional 180 days, or until October 21, 2013 (the "Compliance Date"), to regain compliance with the minimum bid price rule by maintaining a minimum closing bid price of at least $1.00 for ten consecutive business days.

At the Company's 2013 annual meeting of stockholders, planned to be held on June 6, 2013, the Company's stockholders will vote on a proposal to authorize an amendment to the Company's sixth amended and restated certificate of incorporation to effect a reverse stock split of the Company's issued and outstanding shares of common stock that may be implemented by the Company's Board of Directors at its discretion at any time prior to the 2014 annual meeting of stockholders of the Company. If this proposal is approved by the Company's stockholders, the Board of Directors could approve and implement a reverse stock split that could allow the closing bid price of the Company's common stock on NASDAQ to be at least $1.00 per share for at least ten consecutive business days prior to the Compliance Date, which would allow the Company to maintain the listing of its common stock on the NASDAQ Capital Market.

If at any time before the Compliance Date, the closing bid price of the Company's common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance and the effecting of a reverse stock split may not be necessary. If the reverse stock split proposal is approved by the Company's stockholders at the 2013 annual meeting of stockholders and the Company chooses to implement a reverse stock split, it must complete the reverse stock split no later than ten business days prior to the Compliance Date in order to timely regain compliance. If the Company cannot demonstrate compliance by the Compliance Date or the Company does not comply with the terms of the extension granted by NASDAQ, the Company's common stock may be delisted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Executive Vice President, Corporate Development and
General Counsel
Dated: April 19, 2013